Exhibit 99.2

Contacts:
Media: John P. Barnett
713-989-7556
Investors: John F. Walsh
800-321-7423

SOUTHERN UNION COMPANY ASSETS SUBSTANTIALLY INTACT

SCRANTON, Pa.--(BUSINESS WIRE)--Sept. 26, 2005--Southern Union Company (NYSE:SUG) announced a preliminary assessment of its interstate natural gas transmission systems located in the Gulf Coast area, including Florida Gas Transmission, Trunkline Gas Company, and Sea Robin Pipeline, indicating its assets are substantially intact after the passing of Hurricane Rita.

Preliminary visual assessment of Trunkline LNG, in Lake Charles, La., indicates the facility’s infrastructure appears to be intact. The terminal will remain shut down, however, pending further inspection. Additional damage assessment of both onshore and offshore facilities will continue over the next several days.

About Southern Union Company:
Southern Union Company is engaged primarily in the transportation, storage and distribution of natural gas.
Through Panhandle Energy, the Company owns and operates 100% of Panhandle Eastern Pipe Line Company, Trunkline Gas Company, Sea Robin Pipeline Company, Southwest Gas Storage Company and Trunkline LNG Company - one of North America's largest liquefied natural gas import terminals. Through CCE Holdings, LLC, Southern Union also owns a 50 percent interest in and operates the CrossCountry Energy pipelines, which include 100 percent of Transwestern Pipeline Company and 50 percent of Citrus Corp. Citrus Corp. owns 100 percent of the Florida Gas Transmission pipeline system. Southern Union's pipeline interests operate approximately 18,000 miles of interstate pipelines that transport natural gas from the San Juan, Anadarko and Permian Basins, the Rockies, the Gulf of Mexico, Mobile Bay, South Texas and the Panhandle regions of Texas and Oklahoma to major markets in the Southeast, West, Midwest and Great Lakes region.

Through its local distribution companies, Missouri Gas Energy, PG Energy and New England Gas Company, Southern Union also serves approximately one million natural gas end-user customers in Missouri, Pennsylvania, Rhode Island and Massachusetts.
For further information, visit www.southernunionco.com.

Forward-Looking Information:
This news release includes forward-looking statements. Although Southern Union believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Southern Union's Forms 10-K and 10-Q as filed with the Securities and Exchange Commission. The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company, whether as a result of new information, future events, or otherwise.